EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-38171 and 333-39383 of FINOVA Capital Corporation (a subsidiary of The FINOVA Group Inc.) on Form S-3 of our report dated February 10, 1999, April 23, 1999, as to Note R, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note R) appearing in this Annual Report on Form 10-K/A of FINOVA Capital Corporation for the year ended December 31, 1998.

DELOITTE & TOUCHE LLP
Phoenix, Arizona

May 5,1999